PowerNova Technologies Corporation

Corporate History

October 6, 1986		Aqua 1 Incorporated

1999		Aqua 1 Divests its beverage business

			Dr. Koridze and Mr. Oralbekov Assign IP rights to Process to HPTC	March 8, 2001

			HPTC Receives IP rights to Process from Dr. Koridze and Mr. Oralbekov	March 8, 2001

Sept. 11, 2003		Aqua 1 Changes name to Powernova

		PowerNova	HPTC
October 30, 2003		Acquires 100% of HPTC	Becomes wholly owned subsidiary of PowerNova	October 30, 2003

June 25, 2005	Dr. Koridze Issued patent 6,909,009 B2 by the USPTO

	Dr. Koridze	PowerNova
October 21, 2005	Further assigns patent 6,909,009 B2 to PowerNova	Receives from Dr. Koridze further assignment of patent 6,909,009 B2

		PowerNova	HPTC
November 5, 2005		Receives patent 6,909,009 B2 from HPTC	Assigns patent 6,909,009 B2 to PowerNova	November 5, 2005

January 2006		PowerNova Owns patent 6,909,009 B2 and 100% of HPTC